                                                                    EXHIBIT 11.1

                          APPLIED DIGITAL ACCESS, INC.
         STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE

                                   (UNAUDITED)

                  (Amounts in thousands, except per share data)

                                          FOR THE THREE MONTHS             FOR THE NINE MONTHS
                                           ENDED SEPTEMBER 30,              ENDED SEPTEMBER 30,
                                         ------------------------        ------------------------
                                           1996            1995            1996            1995
                                         --------        --------        --------        --------


Net income (loss)                        ($ 3,165)       ($ 1,474)       ($ 5,473)       $    492
                                         ========        ========        ========        ========

Reconciliation of weighted average
number of shares outstanding to
amount used in net income
per share computation:

Weighted average number of
shares outstanding                         12,175          11,854          12,033          11,780



Weighted average number of
options and warrants outstanding,            --              --              --             1,046
                                         --------        --------        --------        --------

Weighted average number of
shares outstanding                         12,175          11,854          12,033          12,826
                                         ========        ========        ========        ========

Net income (loss) per share              ($  0.26)       ($  0.12)       ($  0.45)       $   0.04
                                         ========        ========        ========        ========


See Note 3 to Condensed Consolidated Financial Statements